Exhibit 3.1

AMENDMENT NO. 3 TO

AMENDED AND RESTATED

BY-LAWS

OF PEERSTREAM, INC.

Pursuant to Article NINTH of the Certificate of Incorporation, as amended, of PeerStream, Inc., a Delaware corporation (the “Corporation”), Article IX, Section 4 of the Amended and Restated By-Laws (the “By-Laws”) of the Corporation, and Section 109 of the General Corporation Law of the State of Delaware, on the date hereof, the By-Laws of the Corporation are hereby amended as follows:

Article II, Section 1 of the By-laws shall be deleted in its entirety and replaced with the following:

“Section 1. Place of Meetings. Meetings of the shareholders shall be held at any place within or without the State of Delaware, of which any place shall include telephonic or any other electronic means of communication, designated by the Board of Directors, as is fixed in the notice of the meeting. Absent such designation, meetings shall be held at the principal executive office in the State of Delaware. The Board of Directors may, in its discretion and subject to any guidelines and procedures it may adopt, authorize shareholders not physically present, in person or proxy, at a meeting of shareholders, whether held at a designated place or held solely by telephonic or electronic transmission by and to the Corporation, to participate in and vote at the meeting by electronic transmission by and to the Corporation or by electronic video screen communication and such shareholders shall be considered present in person or by proxy.”

Article II, Section 9 of the By-laws is hereby amended to read in full as follows:

“Section 9. List of Shareholders. The officer who has charge of the stock ledger of the Corporation shall prepare, make and certify, at least ten (10) days before every meeting of shareholders, a complete list of the shareholders, as of the record date fixed for such meeting, arranged in alphabetical order, and showing the address of each shareholder and the number of shares registered in the name of each shareholder. Such list shall be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city or other municipality or community where the meeting is to be held, or by other reasonable means determined by the Board of Directors. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any shareholder who is present. If the right to vote at any meeting is challenged, the inspectors of election, if any, or the person presiding thereat, shall require such list of shareholders to be produced as evidence of the right of the persons challenged to vote at such meeting, and all persons who appear from such list to be shareholders entitled to vote thereat may vote at such meeting.”

Except as modified and amended hereby, the By-Laws of the Corporation remain in full force and effect with no further amendment or modification.

Adopted and effective as of March 19, 2020.